Exhibit 10.7
General Consulting Agreement
This Agreement is by and between TechniScan Medical Systems, Inc., 1011 Murray Holladay Road, Suite 130, Salt Lake City, Utah 84117 (hereafter referred to as “Client”) and The Anson Group, L.L.C., (hereinafter referred to as “Anson”), 11460 N. Meridian Street, Suite 150, Carmel, Indiana 46032, a limited liability company organized under the Laws of Indiana.
NOW THEREFORE, For the mutual covenants and valuable consideration expressed herein, the parties hereby agree as follows:
A.	Purpose and Scope of Agreement
A. 1.	Purpose —Client wishes to secure the advice and services available from Anson in matters relating to Client’s business, and Anson agrees, during the Term of this Agreement, to provide or arrange such services as Client may request.

A. 2.	Scope of Agreement — Anson’s relationship with Client is that of an independent consultant, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Neither party is authorized to make any representation, contract or commitment on behalf of the other party, unless specifically authorized in writing to do so by the other party.
B.	Project Assignments
B. 1.	The specific responsibilities undertaken by Anson under this Agreement shall be described in Project Assignments, which shall become part of this Agreement when approved by the parties in writing. The Initial Project Assignment is attached to this Agreement as Exhibit A.
C.	Responsibilities of Client
C. 1.	Client shall be responsible for providing Anson with such documentation and technical, clinical, or business information as Anson may need in order to perform the services specified in this Agreement. Client shall be responsible to assure that any and all information and documentation provided to Anson is accurate and

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complete, and is provided to Anson in the form and within the time limits necessary for Anson to comply with its obligations hereunder.
D.	Consulting Fees & Payments
D.1	Consulting fee, invoicing and payment terms shall be in accordance with the provisions of this section, except as otherwise provided in Project Assignments, which may specify hourly, daily, fixed-fee or retainer fee arrangements.

D.2	Retainer Fee arrangements that are agreed upon in Project Assignments shall specify a monthly maximum for the number of consulting hours to be provided by Anson. Additional consulting time requested by the Client (Excess Hours) shall be invoiced at rates set forth in a fee schedule to be provided to Client, unless otherwise specified in the Project Assignment.

D. 3	Expenses — Client shall reimburse Anson for reasonable expenses incurred in performing the services defined herein, including, but not limited to, airplane travel, copying, printing, freight, postage and supplies.

D. 4	Invoices and Payments — Anson shall invoice Client monthly for services provided and expenses incurred under this Agreement. Anson shall provide reasonable documentation for expenses invoices. Client agrees to pay such invoices within thirty (30) days of receipt. Invoices may contain additional standard or specific payment terms and conditions.
E.	Non-Disclosure of Confidential Information
E. 1.	As part of this Agreement, Anson will execute and abide by the Client Confidentiality and non-disclosure Agreement attached hereto as Exhibit B. Exhibit B shall be fully incorporated by reference herein.

E. 2.	This section E shall survive the termination of this Agreement and shall constitute a post-termination obligation of the Parties
F.	Term and Termination
F. 1.	Term — This Agreement is effective as of the date of the last signature required as set forth below and will terminate on the date set forth in the Project Assignment, unless terminated earlier as set forth below.

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F. 2.	Termination without Cause — Except as otherwise provided in a Project Assignment, either Party may terminate this Agreement upon thirty (30) days prior written notice to the other Party.

F. 3.	Termination for Cause — Either Party may terminate this Agreement, at any time, if the other Party breaches the Agreement and fails to correct the breach within thirty (30) days of receipt of written notice from the non-breaching Party.

F. 4.	Payment — Client agrees to pay all invoices for consulting services provided and expenses that were provided or incurred by Anson under this Agreement prior to the effective date of Termination whether invoiced or not. This section F.4 shall survive the termination of this Agreement and shall constitute a post-termination obligation of the Client.
G.	Miscellaneous
G. 1.	Successors — All the terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of each party. Neither party may assign this agreement without the consent of the other party, which shall not be unreasonably withheld

G.2.	Entire Agreement — This Agreement, and all exhibits and attachments as defined or described herein, set forth the entire agreement and supercedes all prior agreements and understandings, written and oral, between the parties with respect to the services provided under this Agreement.

G. 3.	Governing Law — The parties agree and understand that this Agreement and all documents executed pursuant thereto shall be interpreted and enforced in accordance with the laws of the State of Indiana, USA, notwithstanding any state’s choice of all rules to the contrary. Further, Anson will abide by the laws of the United States, or the laws of the state of Indiana, in performance of its obligations under this agreement.

G. 4.	Severability — In the event that any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provision will nevertheless continue in full force.

G. 5.	Non-Waiver — The failure by any party at any time to require performance of any provision hereof shall not affect its right later to require such performance.

G.6.	Limitation of Liability — Except for breaches of confidentiality as provided in the attached Confidentiality Agreement between Client and Anson,

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Client agrees that Anson’s damages for liability, adjudicated to be the responsibility of Anson, for claims by Client or any third party which are related to any activities Anson undertakes hereunder, shall be limited to the amount which is the lesser of (1) the amounts covered by any third party commercial insurance policy maintained by Anson or (2) the amount equal to the sum of payments made to Anson within the preceding calendar year for the specific services from which the claim arose.

G. 7.	Notices — All notices, requests, waivers and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be effective when either served by personal delivery, or by registered or certified mail addressed to the parties at the addresses set forth on page one of this Agreement.

G. 8.	Amendment — This Agreement may not be changed, modified or amended except in writing, signed by all parties hereto, and any attempt at oral modification hereto shall be void and of no effect.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below:

TechniScan Medical Systems, Inc.	The Anson Group, LLC

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11460 N. Meridian Street, Suite 150 • Carmel, IN 46032
Phone: (317) 569-9500 • Fax: (317) 569-9520
Exhibit A
TechniScan Medical Systems, Inc.
Project Assignment
TSC-pa-01
This Project Assignment (PA) describes services that Anson will provide to TechniScan Medical Systems, Inc. (“Client”) under the General Consulting Agreement dated May 1, 2006. The commencement date of this PA shall not be later than May 8, 2006. All additions and changes to this PA shall be documented by Anson and approved or acknowledged in writing by the parties.
1.	Objectives and Scope — to support TechniScan’s regulatory approval process including the development of a clinical design plan that can be incorporated into TechniScan’s 510(k) and the 510(k) application.

2.	Specific Services — work with regulatory and medical communities to develop a clinical protocol designed to compare traditional
B-Mode ultrasound imaging of the breast with TechniScan’s transmission ultrasound technology; assist with the development, submission and FDA review of a pre-IDE submission and the subsequent 510(k) application.

3.	Deliverables — submit clinical study plan, predicates and intended use statement to FDA for review as a pre-IDE submission by May 22, 2006; submit 510(k) application within 30 days after the completion of the clinical study plan.

4.	Responsibilities of Anson — Anson shall use its best effort to provide services under this agreement in a timely and effective manner and to respond to inquiries and communications from Client within a maximum of 24-hours. All services to Client shall be provided by, or under the direct supervision of Colleen Densmore.

5.	Responsibilities of Client:
a)	Client shall provide such information and updates on the status, activities, events, plans and strategies of the company as are reasonably required or requested by Anson in providing services under this PA.

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b)	Client shall designate one or more individuals as the primary contact(s), responsible to provide information and to approve reports, invoices and changes and additions to this PA.
6.	Payment and Invoices
a)	Consulting Fees — Client agrees to pay Anson on a(n) hourly fee basis for consulting services provided under this PA. Please see the attached 2006 Anson Group Fee document. Fees shall not exceed $200 per hour.

b)	Invoices and Payment — Anson will invoice Client for services provided under this PA. Client agrees to pay such invoices upon receipt. Payment shall be made in U.S. Dollars by a check drawn on a U.S. bank, or by wire transfer to the account listed on the invoice. Other standard or specific payment terms may be listed on the invoice.

c)	Expenses — As provided in the General Consulting Agreement, Anson shall invoice for reimbursement of reasonable expenses incurred in providing services to Client including, but not limited to, airplane travel, copying, printing, freight, postage and supplies.
7.	Term — This PA shall commence on the last date of execution below and continue in effect until it is completed or terminated by written agreement of the Parties, or by termination of the General Consulting Agreement.
Agreed and Accepted:

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11460 N. Meridian Street, Suite 150 • Carmel, IN 46032
Phone: (317) 569-9500 • Fax: (317) 569-9520
(Techniscan Medical Systems)
Project Assignment
(TMS-01)
This Project Assignment (PA) describes services that The Anson Group (“Anson”) will provide to Techniscan Medical Systems, Inc. (“Client”) under the General Consulting Agreement executed May 3, 2006. The commencement date of this PA shall not be later than April 9, 2008. All additions and changes to this PA shall be documented by Anson and approved or acknowledged in writing by the parties.
1.	Objectives and Scope — To assist Client in achieving FDA product marketing approvals by providing timely regulatory affairs and quality system compliance support.

2.	Specific Services
a)	To advise and assist Client in responding to the March 31, 2008 FDA’s request for addition information in support of the K073469 Premarket Notification (“510K”) submission filed in October 2007.
•	Provide recommendations and meet with management and staff to develop and agree upon a response plan and timetable.

•	Undertake specific research, draft documentation and other relevant tasks as requested by Client.
b)	Advise and assist Client in planning and executing future FDA marketing approvals.
•	Review Client business goals and current FDA marketing approval plans.

•	Review current QA system compliance status and FDA submission documentation capabilities.

•	Develop and deliver to Client recommendations for improving FDA marketing approval plans to reduce risk of delays and cost over-runs.

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3.	Responsibilities of Anson — Anson shall use its best effort to provide services under this agreement in a timely and effective manner and to respond to inquiries and communications from Client within a maximum of 24-hours. All services to Client shall be provided by, or under the direct supervision an Anson Gr
4.	Responsibilities of Client:
a)	Client shall provide such information and updates on the status, activities, events, plans and strategies of the company as are reasonably required or requested by Anson in providing services under this PA.
b)	Client shall designate one or more individuals as the primary contact(s), responsible to provide information and to approve reports, invoices and changes and additions to this PA.
5.	Payment and Invoices
a)	Consulting Fees (Including 10% discount)
•	Regulatory Associate (Allison Scott; Sharon Kvistad): $180/hour

•	Senior Regulatory Consultant (Russ Gray): $225/hour

•	Principal: (Colleen Hittle; Gerald Richardson): $315/hour

•	Administrative Services: $40/hour
Travel time is billed at ½ the above hourly rate
c)	Invoices and Payment — Anson will invoice Client for services provided under this PA. Client agrees to pay such invoices upon receipt. Payment shall be made in U.S. Dollars by a check drawn on a U.S. bank or by wire transfer to the account listed on the invoice. Other standard or specific payment terms may be listed on the invoice.
Client agrees to accept electronic invoices.
d)	Expenses — As provided in the General Consulting Agreement, Anson shall invoice for reimbursement of reasonable expenses incurred in providing services

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to Client including, but not limited to, airplane travel, copying, printing, freight, postage and supplies.
6.	Term — This PA shall commence on the last date of execution below and continue in effect until it is completed or terminated by written agreement of the Parties, or by termination of the General Consulting Agreement.
Agreed and Accepted:

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